Exhibit 99.2

Summary of Material Terms of the 2017 ESPP

Administration

The Board has designated the Compensation Committee as the plan administrator for the 2017 ESPP. As the plan administrator, the Compensation Committee has discretionary authority and power to administer the 2017 ESPP and to make, adopt, construe and enforce rules and regulations not inconsistent with the provisions of the 2017 ESPP. The Compensation Committee’s interpretations and decisions with respect to the 2017 ESPP will be final and conclusive.

Shares Available for Issuance under the 2017 ESPP

We have reserved 2 million shares of our common stock for issuance under the 2017 ESPP, subject to adjustments in certain circumstances described below.

Adjustments

The 2017 ESPP provides for certain adjustments in connection with any increase or decrease in the number of outstanding shares of common stock as a result of a subdivision or consolidation of the common stock or other capital adjustment, the payment of a stock dividend in shares of common stock, or other increase or decrease in our shares of common stock, if effected without our receipt of consideration. In any of these events, the Compensation Committee will make equitable adjustments to the following, in order to prevent the dilution or enlargement of benefits under the 2017 ESPP:

•	the aggregate number of shares of common stock reserved for issuance under the 2017 ESPP
•	the maximum number of shares of common stock that may be purchased by any participant on a purchase date and
•	the calculation of the purchase price per share.

Eligibility

An employee will be eligible to participate in the 2017 ESPP if, as of the start date of the purchase period, the employee is employed by us or a subsidiary which the Compensation Committee has designated as a participating entity in the 2017 ESPP. For purposes of the 2017 ESPP, an eligible employee includes all of our and our participating subsidiaries’ employees, including part-time employees, but does not include:

•	an employee who is classified by the Compensation Committee as a temporary employee or leased employee
•	unless otherwise permitted by the Compensation Committee, an employee employed by a non-U.S. subsidiary
•	an employee who the Board determines is an officer as defined in the SEC’s rules promulgated under Section 16 of the Exchange Act or
•	an employee who owns stock possessing 5 percent or more of the total combined voting power or value of all classes of our stock.

None of our non-employee directors are eligible to participate in the 2017 ESPP. As of March 16, 2017, there would be approximately 6,457 employees eligible to participate in the 2017 ESPP.

Enrollment Periods

Under the 2017 ESPP, each eligible employee may elect to participate in the 2017 ESPP by completing a purchase agreement and submitting the purchase agreement to the Compensation Committee or its delegate during an enrollment period. Subject to stockholder approval of the 2017 ESPP, it is presently intended that the first enrollment period under the 2017 ESPP would begin on August 5, 2017 and end on August 25, 2017.

If the 2017 ESPP is approved by stockholders, it is presently intended that the last enrollment period under the current ESPP would begin on May 5, 2017 and end on May 25, 2017. For the 2017 ESPP, the Compensation Committee intends to retain the timing of enrollment periods in effect under the current ESPP.

Purchase Periods

Under the 2017 ESPP, each eligible employee who elects to participate in the 2017 ESPP is granted an option to purchase shares of common stock during a purchase period. Each purchase period will generally be a period of three months, unless the Compensation Committee determines to provide for a different purchase period. The purchase right will continue in effect during the purchase period and will be exercised on the last trading day of the purchase period, which is the purchase date. On each purchase date, the participant will automatically be deemed to have exercised the participant’s purchase right to purchase shares of stock with his or her accumulated payroll deductions for the purchase period, unless, to the extent permitted by applicable law, the participant notifies the Compensation Committee in advance of his or her desire to withdraw his or her accumulated payroll deductions and/or cease payroll deductions.

If our stockholders approve the 2017 ESPP, it is presently intended that the first purchase period would begin on September 1, 2017, and end on November 30, 2017. Unless the Compensation Committee determines otherwise prior to the beginning of the purchase period, the 2017 ESPP provides that each new purchase period would begin on the first day of the calendar quarter next following the preceding purchase date and continue until the last trading day of the calendar quarter in which such purchase period began. For this purpose, a trading day is the date on which the NYSE is open for trading. Notwithstanding the terms of the 2017 ESPP, the Compensation Committee presently intends to retain the purchase periods currently in effect under the current ESPP.

Purchase Transactions

Unless the Compensation Committee determines otherwise prior to the beginning of the purchase period, the purchase price for each share of common stock purchased under the 2017 ESPP will be the lower of:

•	90 percent of closing price of a share of common stock on the first day of the day of the purchase period or
•	90 percent of the closing price of a share of common stock on the purchase date.

The number of shares that will be purchased for each participant participating in the 2017 ESPP on a purchase date will depend on the purchase price of the shares, the total amount of payroll deductions during the purchase period and the number of shares remaining available for issuance under the 2017 ESPP. For example, if the purchase price is $10 per share and participant has $500 of accumulated payroll deductions on the purchase date, the participant will purchase 50 shares.

No fees, commissions, or other expenses will be charged to a participant when he or she purchases stock under the 2017 ESPP; however, the participant will be responsible for any brokerage commissions that result from the sale of any stock purchased under the 2017 ESPP.

Payroll Deductions

Participants will indicate pursuant to a purchase agreement, the portion of compensation (in whole percentages from one percent to 10 percent) to have deducted from pay, on an after-tax basis, for the purchase of stock under the 2017 ESPP. In addition, if permitted by the Compensation Committee prior to the beginning of the purchase period, participants may be able to deposit funds, in addition to payroll deductions, with us, provided that the aggregate amount (including deposits and payroll deductions) that a participant may contribute to the 2017 ESPP during a purchase period may not exceed the lesser of 10 percent of the participant’s compensation or $25,000 per year. To the extent permitted by applicable law and subject to limitations determined by the Compensation Committee, a participant may stop payroll deductions during a purchase period. If payroll deductions are stopped during a purchase period, the participant may not subsequently resume payroll deductions during such purchase period.

For purposes of the 2017 ESPP, “compensation” means a participant’s base wages, but excludes overtime pay, commissions, bonuses, premium pay, shift differential pay, any compensation reductions made in connection with plans described in Sections 401(k), 125 or 132(f)(4) of the Code, and any other extraordinary remuneration, as determined by the Compensation Committee in its discretion. Contributions to the 2017 ESPP are treated as our general assets and are not held in trust. No interest is credited to the amounts participants contribute to the 2017 ESPP.

Maximum Number of Purchasable Shares

Whole shares and fractional shares may be purchased under the 2017 ESPP. Unless the Compensation Committee determines otherwise prior to the beginning of the purchase period, an eligible employee may not purchase more than 5,000 shares of our common stock on any purchase date, subject to adjustment as described above. In addition, unless the Compensation Committee determines otherwise, in no event may a participant contribute more than $25,000 in any year to purchase stock under the 2017 ESPP.

Excess Payroll Deductions after Purchase Date

If a participant’s payroll deductions are not applied to purchase stock on a purchase date, such excess amounts will be returned to the participant, as soon as administratively practicable after the purchase date.

Cessation of Participation

To the extent legally permissible, a participant may voluntarily cease his or her participation in the 2017 ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the purchase date as required by the Compensation Committee. If a participant ceases contributions during a purchase period, such participant may not make any further contributions during such purchase period. The participant may also request distributions of any funds held for the participant so long as such request is made on such form and at such time in advance of the purchase date as required by the Compensation Committee. Any funds remaining in the participant’s account on the purchase date will be used to purchase stock.

If during a purchase period a participant ceases to be an eligible employee, his or her participation in the 2017 ESPP will automatically terminate and no further purchases of common stock will be made for the participant. Any funds held for such participant will be distributed to the participant. A participant will cease to be an eligible employee during a purchase period if he or she no longer meets the requirements of an eligible employee under the 2017 ESPP or if such participant terminates employment, dies or is determined to be disabled prior to the applicable purchase date.

Transferability

Neither payroll deductions credited to a participant nor any rights with regard to the exercise of a purchase right under the 2017 ESPP may be assigned or transferred. If a participant dies, unless a personal representative of the deceased participant directs otherwise, any previous payroll deductions during the purchase period in which the participant dies will be used to purchase stock on the purchase date for such purchase period. After the purchase date, the deceased participant’s stock and residual amounts will be delivered to the participant’s personal representative.

Holding Period

Participants are required to hold stock purchased under the 2017 ESPP for six months following each purchase date, except such holding period ceases to apply in the case of death of the participant.

Change of Control

Subject to any required action by our stockholders, if we are the surviving corporation in a merger or consolidation, any offering under the 2017 ESPP will continue to pertain to and apply to our shares of common stock. However, if we dissolve or liquidate, or merge or consolidate and are not the surviving corporation, the 2017 ESPP and any offering under the 2017 ESPP will terminate as of the effective date of the dissolution, liquidation, merger or consolidation, unless our Board determines otherwise and the balance of any amounts deduction from a participant’s compensation (or deposited) which have not been applied to purchase stock will be returned to the participant, as soon as reasonably practicable.

Amendment

Our Board may amend the 2017 ESPP at any time, subject to stockholder approval if required by applicable law and the New York Stock Exchange listing standards.

Termination

Unless sooner terminated by its terms or by our Board, the 2017 ESPP will terminate on the tenth anniversary of the  ESPP Effective Date.

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